NEWS   FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  February 15, 2006

CONTACT:  Steven R. Williams - (304) 842-3597   http://www.petd.com

Petroleum Development Corporation Updates Fourth Quarter

and Year End 2005 Operations, Production and Reserves

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ/NMS PETD) today announced operating highlights for the full year and the 4th Quarter of 2005.

Drilling Operations

The Company achieved record drilling levels in 2005 with the drilling of 242 wells, representing an 84 well increase (54%) over 2004 levels.  Of the 242 wells drilled in 2005, 63 were drilled in the 4th Quarter.  The Company drilled 51 wells for its own account in the 4th quarter and drilled an additional 12 wells (2.4 net) in conjunction with PDC's public drilling partnership.  The Company well drilling activity consisted of 20 Wattenberg Field wells, 28 northeast Colorado (NECO) area wells, 1 shallow Antrim well drilling in Michigan, and 1 horizontal Bakken well and 1 Nesson horizontal well in North Dakota.  PDC's public drilling partnerships participated in the drilling of 8 wells (1.6 net) in the Grand Valley Field and 4 wells (0.8 net) in Wattenberg Field.

In addition to drilling, the Company also continued its Codell re-completion program in Wattenberg Field, re-completing 11 wells during the fourth quarter of 2005 for a total of 69 Codell re-completions in 2005.

Production

The Company continued its oil and gas production growth, producing 13.7 billion cubic feet equivalent ("Bcfe" where 1 barrel of oil equals 6 thousand cubic feet ("Mcf") of natural gas) in 2005, representing a 1.0 Bcfe increase (8.0%) over the 2005 volume of 12.7 Bcfe.  Fourth quarter 2005 oil and gas production volumes for the Company increased to 3.6 Bcfe representing an increase of 12.5% over the fourth quarter 2004 volume of 3.2 Bcfe and an increase of 5.9% over third quarter 2005 volumes of 3.4 Bcfe.  All of the increase was attributable to the Rocky Mountain Region where the Company's drilling, development and acquisition activities have been focused for the past several years.  The Company's 2005 Rocky Mountain Region oil and gas production totaled 10.4 Bcfe, representing an increase of 14.3% over 2004 levels of 9.1 Bcfe for the area.  Fourth quarter production for the Rocky Mountain region increased to 2.8 Bcfe, a 22% increase over fourth quarter 2004 volumes of 2.3 Bcfe and a 7.7% increase over third quarter 2005 volumes of 2.6 Bcfe. The Company's 2005 Appalachian region oil and gas production declined to 1.7 BCFE, a decline of 5.6% from 2004 volumes of 1.8 Bcfe.  The Appalachian region fourth quarter production of 398 MMcfe represents a 15.5% decline from 4th quarter 2004 volumes of 471 MMcfe.  The Company's 2005 Michigan region oil and gas production declined to 1.6 Bcfe, a decline of 11.1% for 2004 volumes of 1.8 Bcfe.  The Michigan region fourth quarter production of 391 MMcfe represents a 7.4% decline from 4th quarter 2004 volumes of 422 Mmcfe.

Reserves

The Company's year-end 2005 proved reserves increased to 274.5 Bcfe, an increase of 26.3% above the 2004 year-end level of 217.4 Bcfe.  Proved developed reserves increased to 178.5 Bcfe, an increase of 7.9% over the year-end 2004 level of 165.4 Bcfe.  Proved undeveloped reserves increased to 96 Bcfe, an increase of 84% over the year-end 2004 level of 52.2 Bcfe.  The majority of the proved undeveloped reserve increase is attributable to the Company's Piceance Basin, Colorado leasehold and to a lesser degree its NECO and North Dakota Bakken project areas.

Exploration and New Operation Area Update

Bakken Horizontal Project, North Dakota

In January, PDC successfully completed drilling operations on its second exploratory Bakken horizontal well which was started in mid-December 2005.  The Violet-Olsen 31-29H well, located in Williams County, North Dakota, was drilled to a measured depth of 18,441 and a true vertical depth of 9,943.  Drilling operations concluded on February 4 and completion stimulation operations will commence in late February or March, subject to equipment availability.  The estimated well cost is approximately $5.0 Million Dollars and includes additional costs of approximately $1.0 Million Dollars for full core acquisition and recovery through the middle Bakken interval and costs associated with side tracking and re-drilling a portion of the lateral well bore. The Company's initial Bakken horizontal test, the Fedora 34-22H, is currently pumping approximately 165 barrels of oil per day ("Bopd") and flowing 125 thousand cubic feet per day ("Mcfd") and has produced approximately 23,350 gross barrels of oil and 12.5 million cubic feet ("MMcf") of gas as of Feb 6, 2006 (approximately 4.2 months of production).  The Company has continued to add to its leasehold position in the project area and currently has under lease or option approximately 59,000 acres net to PDC's interest.

Coffepot Springs Project, Sand Wash Basin, Colorado

PDC completed production testing on the Coffeepot 24-34 well, located in Moffat County, Colorado, in January 2006.  Production testing and analysis indicates insufficient reservoir permeability and stimulation effectiveness to economically recover commercial quantities of gas from this well. Therefore, the Company anticipates an impairment and write down of the cost of this project in the fourth quarter of 2005 of approximately $5.3 Million Dollars. The Company has no plans for further activity in the area.

Nesson Horizontal Project, Burke County, ND

Drilling and completion operations have been successfully completed on the first Nesson horizontal well on the project acreage.  PDC's participated for an approximate 25% working interest in the Norgaard #1 well, operated by Denali Oil & Gas Management.  The well was drilled to a true vertical depth of approximately 5,650 feet with an approximate dual lateral measured depth in the Nesson interval of approximately 9,725 feet.  The well was turned into production in early December and has produced approximately 5,800 gross barrels of oil in 2 months of production.  Work is underway to construct a gas sales pipeline.  Additionally, PDC is participating for an approximate 30% working interest in the Ormiston #1 well, also operated by Denali.  Drilling operations are currently underway.  Estimated drilling and completion costs for wells of this type are approximately $1.5 Million Dollars net to the 100% Working Interest.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas.  The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, the Company was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of companies in 2003.  PDC was named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Values identified herein may differ slightly from those represented elsewhere by the company due to rounding differences.  Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

###

103 East Main Street • P. O. Box 26 • Bridgeport, West Virginia • Phone:  (304) 842-3597